Exhibit 99.1

Zale Announces Comparable Store Sales Increase of 7.2 Percent and Raises Earnings Expectations for Its Third Quarter

    DALLAS--(BUSINESS WIRE)--May 6, 2004--Zale Corporation (NYSE:ZLC), North America's largest specialty retailer of fine jewelry, today reported that for the third quarter ended April 30, 2004, comparable store sales increased 7.2%. Total revenues for the period were $483 million compared to last year's third quarter revenues of $449 million, an increase of 7.6%.
    For the fiscal year-to-date, total revenues increased 4.5% to $1.849 billion, compared to $1.770 billion for the same period last year. On a year-to-date basis, comparable store sales increased 4.4%.
    "Our positive momentum continued across all brands during the third quarter," commented Mary L. Forte, President and Chief Executive Officer. "We delivered a strong Valentine's Day period and maintained that performance during the remainder of the quarter driven by impactful marketing and great product."
    Ms. Forte continued, "Several of our major initiatives are beginning to have a positive impact on our business. Direct product sourcing is providing our customers quality merchandise while improving both sales and margins. Our marketing strategy is more targeted and productive as we further build our database marketing capabilities. Additionally, our emphasis on training and development, technology in our stores and our off-mall real estate strategy is enhancing the customer experience in our stores."
    The Company further commented that due to its strong comparable store sales increase, it now expects diluted earnings per share for the third quarter ended April 30, 2004 to range between $0.41 and $0.43.
    Zale Corporation will announce its third quarter fiscal 2004 earnings results on May 18, 2004. A conference call will be held at 9:00 a.m. Eastern Time. Parties interested in participating should dial 706-643-7467 five minutes prior to the scheduled start time. A webcast of the call, as well as a replay, will be available on the Company's Web site at www.zalecorp.com. For additional information, contact Investor Relations.
    Zale Corporation is North America's largest specialty retailer of fine jewelry operating approximately 2,220 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Zale Direct at www.zales.com, Gordon's Jewelers, Bailey Banks & Biddle Fine Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Additional information on Zale Corporation and its brands is available on the Internet at www.zalecorp.com.

    This release contains forward-looking statements, including statements regarding the Company's objectives and expectations regarding its third quarter earnings per share, as well as its merchandising and marketing strategies and business execution, which are based upon management's beliefs and assumptions made by and data currently available to management. These forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The following list, which is not intended to be an all-encompassing list of risks and uncertainties affecting the Company, summarizes several factors that could cause the Company's actual results to differ materially from those anticipated or expected in these forward-looking statements: that low or negative growth in the economy or in the financial markets will occur and reduce discretionary spending on goods that are, or are perceived to be, "luxuries"; that levels of mall traffic may decline as a result of economic or other factors; that warehousing and distribution productivity and capacity can be further improved to support the Company's distribution requirements; that strong competitive responses may impact the Company's efforts to leverage its brand power with its marketing, merchandising and promotional efforts; that seasonality of the retail jewelry business or downturns in consumer spending during the fourth calendar quarter may adversely affect the Company's results; that the Company may not be able to continue to manage its inventory and product supply effectively to respond to consumer demand; that fluctuations in diamond prices may negatively affect the business; that legal or governmental proceedings may have an adverse effect on the financial results or reputation of the Company; that key personnel who have been hired or retained by the Company may depart; that any disruption in the Company's private label credit card arrangement may adversely affect the Company's ability to provide consumer credit; or that changes in government or regulatory requirements may increase the cost of or adversely affect the Company's operations. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.

    CONTACT: Zale Corporation, Dallas
             David H. Sternblitz, 972-580-5047
             Senior Director, Investor and Public Relations